SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: June 9, 1999
                        (Date of earliest event reported)


                                COMPU-DAWN, INC.
--------------------------------------------------------------------------------

               (Exact name of Registrant as specified in charter)


         Delaware                    000-22611                       11-3344575
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(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
     of  incorporation)                                            Number)



12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida      32258
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    (Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (904) 680-6680

                                        1

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Item 5.             Other Events.

                  On June 9, 1999, Compu-DAWN, Inc. ("Compu-DAWN") issued a press release (the "Press Release") announcing that Compu-DAWN has entered into a non-binding letter of intent to acquire the assets of Global PC, an Alemeda California based co-developer and worldwide licensor of GEOS, a simplified, low cost operating System and software suite.

Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits.

(c)      Exhibits

         99.1     Press Release, dated June 9, 1999






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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    COMPU-DAWN, INC.


Dated: June 9, 1999                               By: /s/ David Greenspan
                                                     --------------------------
                                                       David Greenspan
                                                       Chief Financial Officer



K:\WPDOC\CORP\COMPUDAW\SECFILE\8kGlobal.699

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FOR IMMEDIATE RELEASE                              CONTACT:
                                                   Allison McGuigan
                                                   The Weber Group
                                                   (617) 520-7245
                                                   amcguigan@webergroup.com


             Compu-DAWN Signs Letter of Intent to Acquire Global PC

Proposed Acquisition to Improve Functionality and Simplicity of Set-top Internet Access Product, Further Enabling Compu-DAWN to Bring Internet to the Masses


JACKSONVILLE, FL - June 9, 1999 - Compu-DAWN (Nasdaq:ETVC), a provider of Internet-based e-commerce and communications products and services, today announced the Company has signed a non-binding letter of intent to acquire all tangible and intangible assets of Almeda, CA-based Global PC, Inc., co-developer and worldwide licensor of GEOS, a simplified, low cost operating system and software suite.

Immediately upon the acquisition, it is contemplated that Compu-DAWN's wholly owned subsidiary, e.TV Commerce, Inc., will work toward integrating GEOS into its e.TV Online product - a consumer-friendly TV set-top box that provides Internet access to thousands of non- tech savvy consumers. The resulting product would further simplify the product's computing and Internet functionality while retaining its competitive price. Global PC's operating system, office productivity suite and Internet software suite offer a complete software solution as well as a browser, email and chat capabilities. The software suite brings the same benefits of other operating systems, as well as significant ease-of-use improvements. Global PC would act as the proprietary operating system for Compu-DAWN.

"This acquisition provides three benefits to Compu-DAWN," said Chairman R. E. "Teddy" Turner IV. "First, it enhances our ability to bring the Internet to the mass market. Second, it opens up a new channel of product distribution, as we pursue agreements with large retailers across the U.S. - which, in turn, enhances and validates our existing independent representative base. And third, it increases Compu-DAWN's revenue potential by giving us the opportunity to enter into the Internet advertising business. Sixty percent of US homes don't own a computer and seventy percent can't access the Internet. e.TV Online provides simplified and reliable



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access to the Internet. Now, with Global PC, we have the opportunity to make the product even more user-friendly. We believe our two companies are a perfect fit."

If a final agreement is reached, Compu-DAWN also plans to enter the mass retail channel through agreements with mass merchant retailers across the US. This move greatly enhances Compu-DAWN's selling strategy as, to date, its e.TV Online product has been sold exclusively via relationship marketing.

Upon completion of satisfactory due diligence and the fulfillment of certain conditions, Compu- DAWN expects the acquisition of Global PC to be complete as of September 1, 1999. There can be no assurance that the parties will reach a definitive agreement. If an agreement is reached, there can be no assurance that the transaction will close.

About Global PC
---------------

Global PC, Inc., founded in April 1998, is the co-developer and worldwide licensor of GEOS, an extremely user-friendly, powerful operating system and software suite. Global PC is based in Almeda, California.

About Compu-DAWN
----------------

Compu-DAWN, through its wholly owned subsidiary e.TV Commerce, Inc., provides Internet services, e-commerce, and telecommunications services to customers throughout North America. e.TV Commerce's products and services are sold primarily through a referral network marketing organization of approximately 20,000 representatives in the United States and Canada. Compu- DAWN is based in Jacksonville, Florida, and can be accessed via the Web at www.etvcom.com.

Forward Looking Statements
--------------------------

Certain information contained in this announcement are "forward-looking statements." Compu- DAWN cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Compu-DAWN. For this purpose, any statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect results include, but are not limited to, the risks and uncertainties associated with multi-level network marketing, the Internet and Internet related technology and products, new technology developments, developments and regulation in the telecommunications industry, the risk of loss of management
and   personnel,   the   competitive   environment   within  the   Internet  and
telecommunications industries, the ability of Compu-DAWN to develop its infrastructure, the ability of Compu-DAWN to raise additional capital which will be required in the near term to continue to develop and sustain business at current levels, the competence required and experience of management and economic conditions.

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